INTELLIGENT HIGHWAY SOLUTIONS, INC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

YEAR ENDED DECEMBER 31, 2016

Intelligent Highway Solutions, Inc. is referred to herein collectively as “we,” “our,” “IHS,” or the “Company.”

On March 9, 2017, the Company, through a newly created special purpose entity, executed a share purchase agreement to acquire all outstanding ownership interests in Crescent Construction Company, Inc. (“Cresent”) a full service general contracting firm for total consideration of $1,800,000. The agreement required a cash payment of $500,000 at closing plus a note payable for $1,300,000. The note carries interest of 6%, matures on March 31, 2022 and requires equal semi-annual payments of $152,693. Additionally, the Company entered into a separate note payable with the seller for cash proceeds of $160,466. Because this note was executed simultaneously with the purchase agreement, it was considered part of the acquisition price which brought the total consideration to $1,960,466.

The following condensed combined pro forma financial information is based on the historical financial statements of the Company and the historical financial statements of Cresent and is intended to provide information about how the acquisition of Cresent and related financing may have affected the Company’s historical financial statements if they had closed as of January 1, 2016, in the case of the unaudited pro forma condensed combined statements of operations information, and as of December 31, 2016, in the case of the unaudited pro forma condensed combined balance sheet information. The pro forma financial information is based on available information and assumptions that we believe are reasonable. The pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the transactions described above occurred on the dates indicated. The pro forma financial information also should not be considered representative of our future financial condition or results of operations.

Cresent’s assets and liabilities are recorded at their estimated fair values. Pro forma purchase price allocation adjustments have been made for the purpose of providing pro forma financial information based on current estimates and currently available information, and are subject to revision based on final, independent determinations of fair value and final allocation of purchase price to the assets and liabilities of the business acquired.

The unaudited pro forma condensed combined statements of operations do not reflect the realization of any expected cost savings and other synergies resulting from the acquisition as a result of any cost saving initiatives planned subsequent to the closing of the Acquisition nor do they reflect any nonrecurring costs directly attributable to the Acquisition.

The unaudited pro forma condensed combined financial statements along with the assumptions underlying the pro forma adjustments are described in the accompanying notes and should be read in conjunction with the historical financial statements contained in the Company’s annual report on Form 10-K for the year ended December 31, 2016 and Cresent’s historical financial statements included in Exhibit 99.1 contained in this Form 8-K.

INTELLIGENT HIGHWAY SOLUTIONS

PRO FORMA CONDENSED COMBINED BALANCE SHEETS (UNAUDITED)

DECEMBER 31, 2016

	Intelligent Highway Solutions	Cresent Construction	Pro Forma Adjustments		Intelligent Highway Solutions Pro Forma
ASSETS
Current assets
Cash	$1,002	$106,371	$-		$107,373
Prepaid expenses and other current assets	-	25,057	(25,057)	(a)	-
Contracts receivable	-	939,959	-		939,959
Total current assets	1,002	1,071,387	(25,057)		1,047,332

Property and equipment, net of accumulated depreciation	320	132,537	-	(b)	132,857
Intangible assets	-	-	189,470	(c)	189,470
Goodwill	-	-	1,697,580	(d)	1,697,580

Total assets	$1,322	$1,203,924	$1,861,993		$3,067,239

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable	$219,098	$654,505	$-		$873,603
Accrued expenses and other liabilities	1,661,776	33,599	-		1,695,375
Notes payable, current portion, net of discounts	258,609	12,456	313,911	(e)	584,976
Credit line payable	-	-	500,000	(f)	500,000
Convertible notes payable, current portion, net of discounts	986,163	-	-		986,163
Notes payable, related party, current portion	7,396	-	-		7,396
Derivative liability	11,855,072	-	-		11,855,072
Accrued interest	277,829	-	-		277,829
Total current liabilities	15,265,943	700,560	813,911		16,780,414

Long term notes payable	-	-	1,146,555	(e)	1,146,555

Total liabilities	15,265,943	700,560	1,960,466		17,926,969

Stockholders’ deficit
Series A convertible preferred stock, $0.00001 par value; 10,000,000 shares authorized; 2,500,000 issued and outstanding at December 31, 2016	25	-	-		25
Common stock, $0.00001 par value; 10,000,000,000 shares authorized; 2,915,701,670 issued and 2,915,651,670 outstanding at December 31, 2016	29,157	20,000	(20,000)	(g)	29,157
Additional paid-in capital	7,009,783	(1,101,630)	1,101,630	(g)	7,009,783
Treasury stock, 50,000 shares	(4,200)	-	-		(4,200)
Accumulated deficit	(22,299,386)	1,584,994	(1,180,103)	(h)	(21,894,495)
Total stockholders’ deficit	(15,264,621)	503,364	(98,473)		(14,859,730)

Total liabilities and stockholders’ deficit	$1,322	$1,203,924	$1,861,993		$3,067,239

See accompanying notes to unaudited pro forma condensed combined financial statements.

INTELLIGENT HIGHWAY SOLUTIONS

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE YEAR ENDED DECEMBER 31, 2016

	Intelligent Highway Solutions	Cresent Construction	Pro Forma Adjustments		Intelligent Highway Solutions Pro Forma
Revenue	$-	$8,142,645	$-		$8,142,645
Cost of sales	-	7,587,133	-		7,587,133
Gross profit	-	555,512	-		555,512

Operating expenses
Salaries and wages	162,206	142,460	-		304,666
General and administrative	363,403	7,576	131,855	(a)	502,834
Total operating expenses	525,609	150,036	131,855		807,500

Loss from operations	(525,609)	405,476	(131,855)		(251,988)

Other income (expense)
Gain on extinguishment of debt	2,142	-	-		2,142
Gain on sale of fixed assets	16,550	-	-		16,550
Loss on derivative fair value adjustment	(10,781,397)	-	-		(10,781,397)
Interest expense	(444,360)	(585)	-		(444,945)
Total other expense	(11,207,065)	(585)	-		(11,207,650)

Loss before income taxes	(11,732,674)	404,891	(131,855)		(11,459,638)

Income tax expense	-	-	-		-

Net loss	$(11,732,674)	$404,891	$(131,855)		$(11,459,638)

Basic and diluted loss per common share	$(0.00)	$20.24	$6.59		$(0.00)

Basic and diluted weighted average shares outstanding	2,788,978,017	20,000	(20,000)	(b)	2,788,978,017

See accompanying notes to unaudited pro forma condensed combined financial statements.

INTELLIGENT HIGHWAY SOLUTIONS, INC

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

YEAR ENDED DECEMBER 31, 2016

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial statements are based on Intelligent Highway Solutions, Inc.’s (the “Company”) and Cresent Constructions’ (“Cresent”) historical financial statements as adjusted to give effect to the acquisition as of Cresent and the debt issuance necessary to finance the acquisition. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 give effect to the Company as if the acquisition occurred on January 1, 2016. The unaudited proforma condensed combined balance sheet as of December 31, 2016 gives effect to the Company as if the acquisition occurred on December 31, 2016.

Note 2 – Preliminary Purchase Price Allocation

On March 9, 2017, the Company acquired Cresent for total consideration of approximately $1,960,466. The Company financed the acquisition through two notes payable and a draw against a newly established line of credit. The unaudited condensed combined financial information includes carious assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Cresent based on management’s best estimates of fair value. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

The follow table represents the preliminary allocation of the purchase price for Cresent to the acquired identifiable assets and assumed liabilities:

ASSETS ACQUIRED
Cash	$106,371
Contracts receivable	939,959
Equipment	132,537
Non-compete agreement	32,468
Contracts in progress	157,002
Total identifiable assets acquired	$1,368,337

LIABILITIES ASSUMED
Accounts payable and accrued expenses	$688,104
Notes payable	12,456
Total liabilities assumed	700,560

NET ASSETS ACQUIRED	$667,777

Upon the closing of the acquisition, the Company entered into a three year employment agreement with the seller which contains a non-compete clause. The non-compete clause was valued based on the assumptions that while the seller would be able to take a higher percentage of future business, they are unlikely to have the desire to do so. The present value of the projected margin from projects expected to be completed within three years of acquisition was assumed to be at 80% risk of loss in the absence of a non-compete agreement and a 10% probability of the seller having the desire to do so.

Cresent has three contracts in progress as of the date of acquisition with fixed months to complete as well as future revenues and costs. The contracts in progress represent the present value of the margin to be earned from the date of acquisition to completion.

INTELLIGENT HIGHWAY SOLUTIONS, INC

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

YEAR ENDED DECEMBER 31, 2016

Note 3 – Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

Adjustments to the pro forma condensed combined balance sheet:

(a)	Represents the elimination of non-acquired deposits and value of owner’s life insurance policy.
(b)	The estimated fair value of tangible assets approximates their books value for pro forma purposes.
(c)	The increase in intangible assets reflects the preliminary estimate of the fair value of acquired intangible assets, including non-compete agreements and contracts in progress.
(d)	Reflects the estimated amount of goodwill acquired at the date of the acquisition. Goodwill represents the total excess of the total purchase price over the fair value of the net assets acquired. This allocation is based on preliminary estimates; the final acquisition cost allocation may differ materially from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to goodwill. Residual goodwill at the date of acquisition will vary from goodwill presented in the pro forma balance sheet due to changes in the net book value of intangible assets during the period from December 31, 2016 through the date of acquisition.
(e)	Represents the pro forma adjustment for notes payable entered into for the funding of the Acquisition
(f)	Represents the pro forma adjustment for draws on the Company’s credit line made for the funding of the Acquisition
(g)	Represents the elimination of Cresent’s historical equity
(h)	Represents the elimination of Cresent’s historical retained earnings

Adjustments to the pro forma condensed combined statements of operations:

(a)	Represents legal and other acquisition related costs
(b)	Represents the elimination of Cresent’s historical equity